UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 11, 2014

PALL CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-04311	11-1541330

(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

25 Harbor Park Drive, Port		11050
Washington, NY
(Zip Code)
(Address of principal
executive offices)

(516) 484-5400

Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2014, Pall Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Agreement”), among the Company, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, National Association, HSBC Bank US, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Sumitomo Mitsui Banking Corporation, TD Bank, N.A. and Suntrust Bank, as co-documentation agents, and Bank of America Merrill Lynch, J.P. Morgan Securities LLC, HSBC Bank USA, National Association and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners and the other lenders party thereto (the “Lenders”). The Credit Agreement amends and restates the Company’s existing credit agreement (the “2013 Credit Agreement”).

The Agreement provides for the terms under which Lenders will make available to the Company up to an aggregate of $1.5 billion in the form of (i) loans, which may be denominated as Base Rate loans or Eurocurrency Rate loans, depending on the interest rate on the loan (described below), (ii) letters of credit, and (iii) swing line loans, with an aggregate $125 million sublimit, denominated as Base Rate loans. Loans and letters of credit may be drawn upon in US Dollars, or in Euro, Sterling, Yen, Swiss Francs and other currencies approved by Lenders that are readily available and freely transferable and convertible into Dollars. Base Rate loans are only available in Dollars.

The proceeds of the loans and letters of credit will be used for working capital and general corporate purposes.

The Company’s obligations under the Agreement are unsecured and are not guaranteed by any of its subsidiaries.

The Company must repay all borrowings under the facility by, and the Lenders’ commitments under the Agreement will terminate on, August 11, 2019, unless earlier terminated in accordance with the Agreement, including by the administrative agent, at the request or with the consent of the lenders, upon the occurrence of an event of default under the Agreement. The Company may prepay loans in accordance with the Agreement without premium or penalty.

The Company will pay (a) a commitment fee on the average daily undrawn amount of each Lender’s commitment (not including the outstanding amount of the swing line loans, which are not counted towards usage of commitment), (b) a letter of credit fee on the stated amount (or, where the letter of credit provides for automatic increases in the stated amount, maximum stated amount of the letter of credit), of all outstanding letters of credit. The applicable commitment fee and letter of credit fee will accrue at rates dependent upon the Company’s senior, unsecured long-term debt credit ratings (the “Applicable Rate”). Based on the Company’s current ratings, the Applicable Rate for commitment fees is 0.100% per year, and the Applicable Rate for letter of credit fees is 1.125% per year. The Company will also pay a fronting fee on the amount available to be drawn under outstanding letters of credit, in the amount stated on each letter of credit.

Loans under the Agreement will bear interest per year, at the Company’s election, equal to:

  The Base Rate plus the Applicable Rate, or

  Eurocurrency Rate plus the Applicable Rate.

“Base Rate” means the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%.

“Eurocurrency Rate” means, for borrowings and letters of credit denominated in a currency for which there is a published LIBOR rate (defined below), the greater of (i) 0% and (ii) the London Interbank Offered Rate, as published on the applicable Bloomberg screen page (or comparable source designated by the administrative agent) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant interest period, for deposits in the relevant currency with an equivalent term, or if such rate is not available for any reason, a comparable rate approved by the administrative agent (collectively, “LIBOR”). For borrowings or letters of credit denominated in any other currency, the Eurocurrency Rate is designated by the administrative agent and the Lenders.

Based on the Company’s current credit ratings, the Applicable Rate for Base Rate loans is 0.125% per year, and the Applicable Rate for Eurocurrency Rate loans is 1.125% per year.

The Agreement includes customary representations and warranties, affirmative and negative covenants and customary events of default.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company currently has ongoing banking relationships with several of the Lenders. These banking relationships include bank accounts, credit cards, foreign exchange contracts, commercial paper issuing, investments, and debt.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated here by reference.

Item 9.01 Financial Statements and Exhibits.

      (d) Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of August 11, 2014, among Pall Corporation, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation

August 13, 2014	/s/ Roya Behnia
Roya Behnia
Senior Vice President, General Counsel and
Corporate Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Amended and Restated Credit Agreement, dated as of August 11, 2014, among Pall Corporation, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent and the other lenders party thereto.